K2 DIGITAL, INC.
                          500 Fifth Avenue, Suite 1650
                               New York, NY 10110


                                  July 3, 2007


United States
Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE
Washington, DC 20549

               Re: K2 Digital, Inc. Preliminary Proxy Statement on
                   Schedule 14A - File No. 001-11873
                   ---------------------------------

Dear Sir or Madam:

      In connection with the preparation and filing of the above-referenced Proxy Statement, K2 Digital, Inc. herewith acknowledges that:

      o the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

      o staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

      o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                                     Sincerely,

                                                     K2 DIGITAL, INC.


                                                     /s/ Gary Brown
                                                     -----------------------
                                                     Name:  Gary Brown
                                                     Title:  CEO